Exhibit 10.2

EXECUTION COPY

SECURITY AGREEMENT

Dated July 29, 2005

From

The Grantors referred to herein

as Grantors

to

LEHMAN COMMERCIAL PAPER INC.

as Collateral Agent

i

Schedules

Schedule I	-	Investment Property
Schedule II	-	Pledged Deposit Accounts
Schedule III	-	Assigned Agreements
Schedule IV	-	Intellectual Property
Schedule V	-	Commercial Tort Claims
Schedule VI	-	Location, Chief Executive Office, Place Where Agreements Are Maintained, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule VII	-	Changes in Name, Location, Etc.
Schedule VIII	-	Locations of Equipment and Inventory
Schedule IX	-	Letters of Credit

Exhibits

Exhibit A	-	Form of Intellectual Property Security Agreement
Exhibit B	-	Form of Intellectual Property Security Agreement Supplement
Exhibit C	-	Form of Security Agreement Supplement

ii

SECURITY AGREEMENT

SECURITY AGREEMENT dated July 29, 2005 made by Madison River Capital, LLC, a Delaware limited liability company (the “Borrower”) and the other Persons listed on the signature pages hereof (the Borrower and the Persons so listed being, collectively, the “Grantors”), to Lehman Commercial Paper Inc., as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to Article VIII of the Credit Agreement (as hereinafter defined), the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement).

PRELIMINARY STATEMENTS.

(1) The Borrower has entered into a Credit Agreement dated as of July 29, 2005 (said Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the Lender Parties and the Agents (each as defined therein).

(2) Each Grantor is the owner of the shares of stock or other Equity Interests set forth opposite such Grantor’s name on and as otherwise described in Part I of Schedule I hereto and issued by the Persons named therein (the “Initial Pledged Equity”) and of the indebtedness set forth opposite such Grantor’s name on and as otherwise described in Part II of Schedule I hereto and issued by the obligors named therein (the “Initial Pledged Debt”).

(3) Each Grantor is the owner of the deposit accounts set forth opposite such Grantor’s name on Schedule II hereto (the “Pledged Deposit Accounts”).

(4) The Borrower will open a collateral account with the Collateral Agent or one of its Affiliates, at its address in New York, New York (the “Collateral Account”), under the control and dominion of the Collateral Agent and subject to the terms of this Agreement.

(5) It is a condition precedent to the making of Advances and the issuance of Letters of Credit by the Lender Parties under the Credit Agreement and the entry into Secured Hedge Agreements by the Hedge Banks from time to time that the Grantors shall have granted the security interest contemplated by this Agreement. Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents.

(6) Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement. Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9. “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lender Parties to make Advances and issue Letters of Credit under the Credit Agreement and to induce the Hedge Banks to enter into Secured Hedge Agreements from time to time, each Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:

Section 1. Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a) all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, vessels, aircraft, furniture and fixtures, and all parts thereof and all accessions thereto, including, without limitation, computer programs and supporting information that constitute equipment within the meaning of the UCC (any and all such property being the “Equipment”);

(b) all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor), and all accessions thereto and products thereof and documents therefor, including, without limitation, computer programs and supporting information that constitute inventory within the meaning of the UCC (any and all such property being the “Inventory”);

(c) all accounts (including, without limitation, health-care-insurance receivables), chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights and general intangibles (including, without limitation, payment intangibles), whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights and general intangibles, to the extent not referred to in clause (d), (e) or (f) below, being the “Receivables,” and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);

(d) the following (the “Security Collateral”):

(i) the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all warrants, rights or options issued thereon or with respect thereto;

(ii) the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(iii) all additional shares of stock and other Equity Interests from time to time acquired by such Grantor in any manner (such shares and other Equity Interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all warrants, rights or options issued thereon or with respect thereto;

(iv) all additional indebtedness from time to time owed to such Grantor by any obligor of the Initial Pledged Debt (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness; and

(v) all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto;

(e) each of the agreements listed on Schedule III hereto, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);

(f) the following (collectively, the “Account Collateral”):

(i) the Pledged Deposit Accounts, the Collateral Account and all funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), and all certificates and instruments, if any, from time to time representing or evidencing the Pledged Deposit Accounts or the Collateral Account;

(ii) all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral; and

(g) the following (collectively, the “Intellectual Property Collateral”):

(i) all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii) all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names and corporate names, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii) all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

(iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(v) all know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and industrial designs and mask works;

(vi) all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedule IV hereto, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(vii) all rights in the foregoing provided by international treaties or conventions and all rights corresponding thereto throughout the world;

(viii) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth in Schedule IV hereto (“IP Agreements”); and

(ix) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(h) all commercial tort claims described in Schedule V hereto (collectively, the “Commercial Tort Claims Collateral”);

(i) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral; and

(j) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (i) of this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash.

Notwithstanding anything to the contrary in this Agreement, the term “Collateral” shall not include (i) any lease, license, contract, property right or agreement (or any of its rights or interests thereunder) if and to the extent that the grant of the security interest shall, after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law, constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of such Grantor therein or (B) a breach or termination pursuant to the terms of, or a default under, any such lease license, contract, property rights or agreement; (ii) any of the outstanding capital stock or other Equity Interests of a Foreign Subsidiary of any Grantor in excess of 65% of the voting power of all classes of capital stock or other Equity Interests of such Foreign Subsidiary entitled to vote; (iii) Equity Interests in CoBank, ACB; or (iv) FCC Licenses or Local Licenses to the extent that the grant of a security interest therein is prohibited by applicable law. In addition, notwithstanding anything to the contrary in this Agreement, at any time that any Collateral constitutes Released Assets, the security interest of the Collateral Agent in such Released Assets shall immediately and automatically terminate at such time and such Released Assets shall cease to constitute Collateral.

“Foreign Subsidiary” of any Grantor means any corporation, partnership, limited liability company or other business entity (a) that is organized under the laws of a jurisdiction other than a state of the United States or the District of Columbia and (b) of which an aggregate of more than 50% of the outstanding classes of capital stock or other Equity Interests entitled to vote is, at the time, owned by such Grantor.

“Released Assets” means any property or assets of a Grantor that are subject to the following Liens permitted by the Credit Agreement:

(a)	Liens permitted under Section 6.02(a)(iv) or (v) of the Credit Agreement; and

(b)	Liens constituting Permitted Liens under clauses (c) or (d) of the definition of Permitted Liens in the Credit Agreement.

Section 2. Security for Obligations. This Agreement secures, in the case of each Grantor, the payment of all Obligations of such Grantor now or hereafter existing under the Loan

Documents and the Secured Hedge Agreements, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such Obligations being the “Secured Obligations”). Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor to any Secured Party under the Loan Documents and the Secured Hedge Agreements but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

Section 3. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4. Delivery and Control of Security Collateral. (a) All certificates representing or evidencing Pledged Equity or any instruments representing or evidencing Pledged Debt of the Grantors, to the extent the aggregate outstanding principal amount of such Pledged Debt exceeds $1,000,000, shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. The Collateral Agent shall have the right at any time following the occurrence and during the continuation of an Event of Default to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations.

(b) With respect to any Security Collateral that constitutes an uncertificated security, the relevant Grantor will, at the request of the Collateral Agent, if such issuer is a Subsidiary of such Grantor (or, if otherwise, use commercially reasonable efforts to), cause the issuer thereof to agree with such Grantor and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent (such agreement being an “Uncertificated Security Control Agreement”).

(c) With respect to any Security Collateral that constitutes a security entitlement as to which the financial institution acting as Collateral Agent hereunder is not the securities intermediary, the relevant Grantor will use commercially reasonable efforts to cause the securities intermediary with respect to such security entitlement to agree with such Grantor and the Collateral Agent that such securities intermediary will comply with entitlement orders originated by the Collateral Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent (a “Securities Account Control Agreement” or “Securities/Deposit Account Control Agreement,” respectively) ; provided, however, this Section 4(c) shall not apply to any securities account or accounts of the Grantors to the extent the aggregate balance of such account or accounts does not exceed $1,000,000.

(d) The Collateral Agent shall have the right, at any time following the occurrence and during the continuation of an Event of Default in its discretion and without notice to any Grantor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 15(a).

(e) Upon the request of the Collateral Agent, each Grantor will notify each issuer of Securities Collateral granted by it hereunder that such Securities Collateral is subject to the security interest granted hereunder.

Section 5. Maintaining the Account Collateral. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding, any Secured Hedge Agreement shall be in effect or any Lender Party shall have any Commitment:

(a) Each Grantor will maintain deposit accounts only with the financial institution acting as Collateral Agent hereunder or with a bank (a “Pledged Account Bank”) that has agreed with such Grantor and the Collateral Agent to (i) comply with instructions originated by the Collateral Agent directing the disposition of funds in such deposit account without the further consent of such Grantor and (ii) waive or subordinate, subject to certain exceptions and limitations, in favor of the Collateral Agent all claims of such Pledged Account Bank to such deposit account, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent (a “Deposit Account Control Agreement”); provided, however, this Section 5(a) shall not apply to any deposit accounts of the Grantors to the extent the aggregate balance of such account or accounts does not exceed $1,000,000.

(b) The Collateral Agent may, at any time and without notice to, or consent from, any Grantor, transfer, or direct the transfer of, funds from the Pledged Deposit Accounts or the Collateral Account to satisfy such Grantor’s obligations under the Loan Documents if an Event of Default shall have occurred and be continuing.

Section 6. Investing of Amounts in the Collateral Account. The Borrower will use its best efforts to establish the Collateral Account within 10 Business Days after the Closing Date. Subject to the provisions of Sections 5 and 23, the Borrower will from time to time (a) invest, or direct the applicable Pledged Account Bank to invest, amounts received with respect to the Collateral Account in such Cash Equivalents credited to the Collateral Account as the Borrower may select, and (b) invest interest paid on the Cash Equivalents referred to in clause (a) above, and reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents credited in the same manner. Interest and proceeds that are not invested or reinvested in Cash Equivalents as provided above shall be deposited and held in the Collateral Account

Section 7. [Reserved].

Section 8. Representations and Warranties. Each Grantor represents and warrants as follows:

(a) Such Grantor’s exact legal name, location, chief executive office, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule VI hereto. Such Grantor has no trade names other than as listed on Schedule IV hereto. Within the five years preceding the date hereof, such Grantor has not changed its name, location, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule VI hereto except as set forth in Schedule VII hereto.

(b) Such Grantor owns or has rights in the Collateral granted or purported to be granted by it free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement and Liens permitted pursuant to the Credit Agreement. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor has been authorized by such Grantor, except such as may have been filed in favor of the Collateral Agent relating to the Loan Documents or filed pursuant to Liens permitted under the Credit Agreement.

(c) All of the (i) material Inventory of such Grantor and (ii) Equipment of such Grantor (other than any Equipment of such Grantor (A) the fair market value of which, measured on an item by item basis, does not exceed $250,000 for each such item and (B) the fair market value of which, when aggregated with the fair market value of all other such Equipment of such Grantor and all Equipment of the other Grantors located at locations not listed on Schedule VIII hereto, does not exceed $3,500,000) (such Equipment being the “Material Equipment” of such Grantor) are located at the places specified therefor in Schedule VIII hereto. Except as set forth in Schedule VII hereto, within the five years preceding the date hereof, such Grantor has not kept (i) material Inventory of such Grantor or (ii) its Material Equipment at locations other than the locations set forth in Schedule VIII hereto or other locations located in the same county as any of the locations set forth in Schedule VIII hereto. Such Grantor has possession and control of such Equipment and Inventory, other than Inventory stored at any leased premises or warehouse for which a landlord’s or warehouseman’s agreement, in form and substance reasonably satisfactory to the Collateral Agent, is in effect.

(d) On the date hereof, none of the Receivables or Agreement Collateral is evidenced by a promissory note or other instrument that has not been delivered to the Collateral Agent, which promissory note or instrument is in a principal amount which, when aggregated with the principal amounts of all other promissory notes or instruments of the Grantors that have not been delivered to the Collateral Agent, is in excess of $1,000,000.

(e) If such Grantor is an issuer of Security Collateral, such Grantor confirms that it has received notice of the security interest granted hereunder.

(f) The Pledged Equity pledged by such Grantor hereunder which is issued by a Subsidiary of such Grantor has been duly authorized and validly issued and is fully paid and non assessable. The Pledged Debt pledged by such Grantor hereunder which is issued by a Subsidiary of such Grantor has been duly authorized, authenticated or issued and delivered, and is the legal, valid and binding obligation of the issuers thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and, except as otherwise disclosed to the Collateral Agent, is not in default.

(g) The Initial Pledged Equity pledged by such Grantor constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule I hereto. As of the date hereof, the Initial Pledged Debt constitutes all of the outstanding indebtedness owed to such Grantor the aggregate principal amounts of which, when aggregated with the principal amounts of all other Initial Pledged Debt of the Grantors, is in excess of $1,000,000 and is outstanding in the principal amount indicated on Schedule I hereto.

(h) On the date hereof, such Grantor has no investment property with a value which, when aggregated with the value of all other investment property of the Grantors, is in excess of $1,000,000, other than investment property listed on Schedule I hereto.

(i) [Reserved.]

(j) Such Grantor has no deposit account on the date hereof with a balance which, when aggregated with the balance of all other deposit accounts of such Grantor and the other Grantors on the date hereof, is more than $1,000,000, other than the Pledged Deposit Accounts listed on Schedule II hereto.

(k) On the date hereof, such Grantor is not a beneficiary or assignee under any letter of credit, other than the letters of credit described in Schedule IX hereto.

(l) This Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral granted by such Grantor, securing the payment of the Secured Obligations; all filings and other actions (including, without limitation, actions necessary to obtain control of Collateral as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the UCC) necessary to perfect the security interest in the Collateral granted by such Grantor have been duly made or taken, to the extent that a security interest in such Collateral may be perfected by the filing of a financing statement, the recordation of a security agreement with the U.S. Patent and Trademark Office and the U.S. Copyright Office or by the execution of a control agreement (to the extent that the execution of such control agreement is required pursuant to the terms of this Agreement).

(m) With such exceptions as could not reasonably be expected to result in a Material Adverse Effect and except as have been obtained or made, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance (to the extent required by the terms of this Agreement) of the security interest created hereunder, except for the filing of financing and continuation statements under the UCC, the recordation of the Intellectual Property Security Agreements referred to in Section 13(f) with the U.S. Patent and Trademark Office and the U.S. Copyright Office, the action described in Section 5(a) with respect to deposit accounts, and the actions described in Section 4 with respect to the Security Collateral, or (iii) the exercise by the Collateral Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.

(n) [Reserved.]

(o) As to itself and its Intellectual Property Collateral:

(i) The material aspects of the operation of such Grantor’s business as currently conducted or as contemplated to be conducted and the use of the Intellectual Property Collateral in connection therewith do not conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party.

(ii) With respect to each item of the Intellectual Property Collateral, such Grantor is either: (a) the exclusive owner of all right, title and interest in and to such Intellectual Property Collateral, or (b) is entitled to use such Intellectual Property Collateral subject only to the terms of the IP Agreements.

(iii) The Intellectual Property Collateral set forth on Schedule IV hereto includes all of the patents, patent applications, domain names, trademark registrations and applications, copyright registrations and applications and material IP Agreements owned by such Grantor as of the date hereof.

(iv) The Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable in whole or part, and to the best of such Grantor’s knowledge, is valid and enforceable. Such Grantor is not aware of any uses of any item of Intellectual Property Collateral that could be expected to lead to such item becoming invalid or unenforceable.

(v) Such Grantor has made or performed all commercially reasonable acts, including without limitation filings, recordings and payment of all required fees and taxes, required to maintain and protect its interest in each and every item of Intellectual Property Collateral in full force and effect in the United States. Such Grantor has used proper statutory notice in connection with its use of each patent, trademark and copyright in the Intellectual Property Collateral.

(vi) Other than the Disclosed Litigation, no claim, action, suit, investigation, litigation or proceeding has been asserted or is pending or threatened against such Grantor (i) based upon or challenging or seeking to deny or restrict the Grantor’s rights in or use of any of the Intellectual Property Collateral, (ii) alleging that the Grantor’s rights in or use of the Intellectual Property Collateral or that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or any other proprietary right of any third party, or (iii) alleging that the Intellectual Property Collateral is being licensed or sublicensed in violation or contravention of the terms of any license or other agreement. To the knowledge of the Grantor, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates the Intellectual Property Collateral or the Grantor’s rights in or use thereof. Except as set forth on Schedule IV hereto and except as otherwise permitted by any Loan Document, such Grantor has not granted any license, release, covenant not to sue, non-assertion assurance, or other right to any Person with respect to any part of the Intellectual Property Collateral. The consummation of the transactions contemplated by the Transaction Documents will not result in the termination or impairment of any of the Intellectual Property Collateral.

(vii) With respect to each IP Agreement which constitutes Collateral: (A) such IP Agreement is valid and binding and in full force and effect and represents the entire agreement between the respective parties thereto with respect to the subject matter thereof; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) such Grantor has not received any notice of termination or cancellation under such IP Agreement; (D) except as provided in Schedule IV hereto, such Grantor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured; and (E) except as provided in Schedule IV hereto, neither such Grantor nor any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

(viii) To the best of such Grantor’s knowledge, none of the Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person other than such Grantor.

(ix) No Grantor or Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral.

(p) Such Grantor has no commercial tort claims other than those listed in Schedule V hereto and additional commercial tort claims as to which such Grantor has complied with the requirements of Section 18.

Section 9. Further Assurances. (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary, or that the Collateral Agent may request, in order to perfect (to the extent that a security interest in such Collateral may be perfected by the filing of a financing statement, the recordation of a security agreement with the U.S. Patent and Trademark Office and the U.S. Copyright Office or by the execution of a control agreement (to the extent that the execution of such control agreement is required pursuant to the terms of this Agreement)) and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, at the request of the Collateral Agent, each Grantor will promptly with respect to Collateral of such Grantor: (i) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the Collateral Agent may request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; and (ii) deliver to the Collateral Agent evidence that all other actions that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.

(b) Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, and regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement.

Section 10. As to FCC Licenses. (a) Each Grantor agrees to take any and all necessary and appropriate actions to preserve such Grantor’s rights in, to or under, or relating to, any license, permit or other authorization (each, an “FCC License”) issued by the Federal Communications Commission and any federal agency succeeding to its jurisdiction (the “FCC”) and to otherwise prevent any modification, revocation, suspension, cancellation, or refusal by the FCC to renew any of the FCC Licenses except to the extent such modification, revocation, suspension, cancellation or refusal could not reasonably be expected to have a Material Adverse Effect. To that end, each Grantor shall execute any and all documents required by the FCC or any other Governmental Authority or reasonably requested by the Collateral Agent, and to provide any information within its possession reasonably requested by any of the foregoing, to ensure that any and all applications, reports, and other filings are made with the FCC or any other governmental authority in a timely fashion and that no action is taken by the FCC, any court, or any Governmental Authority which could have a Material Adverse Effect.

(b) Notwithstanding anything to the contrary contained in this Agreement, or any of the documents executed pursuant hereto, the Collateral Agent will not take any action pursuant to this Agreement, or any such documents, which would constitute or result in any assignment of any FCC License or any transfer of control of the holder of any FCC License if such assignment of such License or such transfer of control would require under then existing law (including the Communications Act of 1934, as amended (the “Communications Act”) or the rules, regulations and published orders of the FCC (the “FCC Rules”)) the prior approval of the FCC, without first obtaining such approval. In connection with this Section 10, after the occurrence and during the continuation of an Event of Default, the Collateral Agent shall be entitled to rely upon the advice of FCC counsel of the Collateral Agent’s choice with respect to such assignment or transfer (including to determine whether any such assignment or transfer has occurred or will occur and whether or not prior approval of the FCC is required).

(c) If any Event of Default shall have occurred and be continuing, the relevant Grantor shall take any action which the Collateral Agent may reasonably request in the exercise of its rights and remedies under this Agreement in order to transfer or assign, to the extent not prohibited by applicable law, the FCC Licenses pursuant to such exercise of remedies. To enforce the provisions of this Section 10, after an Event of Default shall have occurred and be continuing, the Collateral Agent is empowered to request, and each Grantor agrees to authorize, the appointment of a receiver or trustee from any court of competent jurisdiction. Such receiver or trustee shall be instructed to seek from the FCC (and any other Governmental Authority), its consent to or approval of any assignment of the FCC Licenses of, or transfer of control of any or all of the FCC Licenses of, any Person whose stock, partnership interests, other securities or other Collateral is subject to this Agreement to the extent required for such trustee or receiver to assume such control for the purpose of seeking a bona fide purchaser to whom such FCC Licenses ultimately will be assigned or control of such entity ultimately will be transferred. Each Grantor agrees, at such Grantor’s own cost and expense, to cooperate with any such purchaser and with the Collateral Agent in the preparation, execution and filing of any applications and other documents and providing any information that may be necessary or helpful in obtaining the FCC’s consent to the assignment or transfer to such purchaser of the FCC Licenses. To the fullest extent permitted by applicable law, each Grantor hereby agrees to cooperate with the Collateral Agent to consent to and authorize any such transfer of control or assignment upon the request of the Collateral Agent after the occurrence and during the continuation of an Event of Default and, without limiting any rights of the Collateral Agent under this Agreement, to authorize the Collateral Agent to nominate a trustee or receiver to assume control of the FCC Licenses, subject only to any required consents, approvals or orders of courts of competent jurisdiction, the FCC or other Governmental Authorities, for the purpose of effectuating the transactions contemplated in this Section 10. Such trustee or receiver shall have all the rights and powers as provided to it by law, court order or the Collateral Agent under this Agreement. Each Grantor shall cooperate fully and use commercially reasonable efforts in obtaining the consent of the FCC and the approval or consent of each other Governmental Authority required to effectuate the foregoing.

(d) Each Grantor shall use commercially reasonable efforts to assist in obtaining consent or approval of the FCC, any court and any other Governmental Authority, if required, for any action or transactions contemplated by this Agreement, including, without limitation, the preparation, execution and filing with the FCC of the transferor’s or Grantor’s portion of any application or applications for consent to the transfer of control or assignment necessary or appropriate under the FCC’s orders, rules and regulations for approval of the transfer or assignment of all or any portion of the Collateral after the occurrence and during the continuation of an Event of Default.

(e) Each Grantor hereby acknowledges and agrees that the Collateral is a unique asset and that a violation of such Grantor’s covenant to cooperate with respect to the obtainment of any regulatory consents would result in irreparable harm to the Collateral Agent for which monetary damages are not readily ascertainable. Each Grantor further agrees that, because of the unique nature of its undertakings in this Section 10, the same may be specifically enforced, and such Grantor hereby waives, and agrees to waive, any claim or defense that the Collateral Agent would have an adequate remedy at law for the breach of such undertakings and any requirement for the posting of bond or other security. This Section 10 shall not be deemed to limit any other rights of the Collateral Agent and the Lenders available under applicable law and consistent with the Communications Act and the FCC Rules.

Section 11. As to Local Licenses. (a) Each Grantor agrees that, in the event of any change in any requirement of law occurring after the date hereof that affects in any material respect the Collateral Agent’s rights of access to, or use or sale of any certificate of public convenience and necessity or such other license, permit or authorization (each, a “Local License”) issued by the Governmental Authority of any State where such Local Licenses are required to conduct its telecommunications business (the “Local Authorities”) or the procedures necessary to enable the Grantor to obtain such rights of access, use or sale (including, without limitation, changes allowing greater such access), each Grantor upon request of the Collateral Agent, shall enter into discussions to amend this Agreement and the other Loan Documents in such manner as the Collateral Agent shall reasonably request and use commercially reasonable efforts to effect such amendment to take account of such changes consistent with then-applicable requirements of law including, without limitation, any local telecommunications and public utility regulations (the “Local Regulations”).

(b) Each Grantor agrees to take any and all necessary and appropriate actions to preserve the Local Licenses and to otherwise prevent any modification, revocation, suspension or cancellation of any of the Local Licenses except to the extent such preservation, modification, revocation, suspension or cancellation could not reasonably be expected to have a Material Adverse Effect. To that end, each Grantor shall execute any and all documents required by the Local Authorities or any other governmental authority or reasonably requested by the Collateral Agent, and to provide any information within its possession reasonably requested by any of the foregoing, to ensure that any and all applications, reports, and other filings are made with the Local Authorities or any other governmental authority in a timely fashion and that no action is taken by the Local Authorities, any court, or any Governmental Authority which could have a material adverse effect on any of the Local Licenses.

(c) Notwithstanding anything to the contrary contained in this Agreement, or any other Loan Document, the Collateral Agent will not take any action pursuant to this Agreement, or any such Loan Document, which would constitute or result in a transfer, directly or indirectly, of any Local License if such transfer would require under then-existing law the prior approval of the Local Authorities, without first obtaining such approval. In connection with this Section 11, after the occurrence and during the continuation of an Event of Default, the Collateral Agent shall be entitled to rely upon the advice of Local Authorities counsel of the Collateral Agent’s choice with respect to such transfer (including to determine whether or not prior approval of the Local Authorities is required) whether or not the advice rendered is ultimately determined to have been accurate.

(d) If any Event of Default shall have occurred and be continuing, the relevant Grantor shall take any action which the Collateral Agent may reasonably request in the exercise of its rights and remedies under this Agreement in order to transfer or assign, to the extent not prohibited by applicable law, the Local Licenses pursuant to such exercise of remedies. To enforce the provisions of this Section 11, after an Event of Default shall have occurred and be continuing, the Collateral Agent is empowered to request, and each Grantor agrees to authorize, the appointment of a receiver or trustee from any court of competent jurisdiction. Such receiver or trustee shall be instructed to seek from the Local Authorities

(and any other Governmental Authority), its consent to or approval of any transfer of any or all of the Local Licenses of any Person whose stock, partnership interests, other securities or other Collateral is subject to this Agreement to the extent required for such trustee or receiver to assume such control for the purpose of seeking a bona fide purchaser to whom such Local Licenses ultimately will be transferred. Each Grantor agrees, at such Grantors own cost and expense, to cooperate with any such purchaser and with the Collateral Agent in the preparation, execution and filing of any applications and other documents and providing any information that may be necessary or helpful in obtaining the Local Authorities’ consent to the transfer to such purchaser of any of the Local Licenses. To the fullest extent permitted by applicable law, each Grantor hereby agrees to cooperate with the Collateral Agent to consent to and authorize any such transfer upon the request of the Collateral Agent after the occurrence and during the continuation of an Event of Default and, without limiting any rights of the Collateral Agent under this Agreement, to authorize the Collateral Agent to nominate a trustee or receiver to assume control of the Local Licenses, subject only to any required consents, approvals or orders of courts of competent jurisdiction, the Local Authorities or other Governmental Authorities, for the purpose of effectuating the transactions contemplated in this Section 11. Such trustee or receiver shall have all the rights and powers as provided to it by law, court order or the Collateral Agent under this Agreement. Each Grantor shall cooperate fully and use commercially reasonable efforts in obtaining the consent of the Local Authorities and the approval or consent of each other Governmental Authority required to effectuate the foregoing.

(e) Each Grantor shall use its best efforts to assist in obtaining consent or approval of the Local Authorities, any court and any other Governmental Authority, if required, for any action or transactions contemplated by this Agreement, including, without limitation, the preparation, execution and filing with the Local Authorities of the transferor’s or Grantor’s portion of any application or applications for consent to the transfer or assignment necessary or appropriate under the Local Regulations for approval of the transfer of any of the Local Licenses.

(f) Each Grantor hereby acknowledges and agrees that the Collateral is a unique asset and that a violation of such Grantor’s covenant to cooperate with respect to the obtainment of any regulatory consents would result in irreparable harm to the Collateral Agent for which monetary damages are not readily ascertainable. Each Grantor further agrees that, because of the unique nature of its undertakings in this Section 11, the same may be specifically enforced, and such Grantor hereby waives, and agrees to waive, any claim or defense that the Collateral Agent would have an adequate remedy at law for the breach of such undertakings and any requirement for the posting of bond or other security. This Section 11 shall not be deemed to limit any other rights of the Collateral Agent and the Lenders available under applicable law and consistent with the Local Regulations.

Section 12. Insurance. (a) Each Grantor will, at its own expense, maintain insurance with respect to its Equipment and Inventory with responsible and reputable insurance companies or associations in such amounts (subject to such self-insurance retentions or deductibles), and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Grantor operates. Each policy of each Grantor for liability insurance shall provide for all losses to be paid on behalf of the Collateral Agent and such Grantor as their interests may appear. Each such policy shall in addition (i) name such Grantor and the Collateral Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Collateral Agent) as their interests may appear, (ii) name the Collateral Agent as loss payee, (iii) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto and (iv) provide that at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Collateral Agent by the insurer. Each Grantor will, if so requested by the Collateral Agent, deliver to the Collateral Agent original or duplicate policies of such insurance and, as often as the Collateral Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance. Further, each Grantor will, at the request of the Collateral Agent, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 12 and cause the insurers to acknowledge notice of such assignment.

(b) Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 12 may be paid directly to the Person who shall have incurred liability covered by such insurance. In case of any loss involving damage to Equipment or Inventory when subsection (c) of this Section 12 is not applicable, the applicable Grantor will make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory, and any proceeds of insurance properly received by or released to such Grantor shall be used by such Grantor, except as otherwise required hereunder or by the Credit Agreement, to pay or as reimbursement for the costs of such repairs or replacements.

(c) So long as no Event of Default shall have occurred and be continuing, all insurance payments received by the Collateral Agent in connection with any loss, damage or destruction of any Inventory or Equipment will be (i) to the extent applicable, used by the relevant Grantor in accordance with the reinvestment provisions set forth in clause (j) of the definition of Excluded Asset Sale in the Credit Agreement, (ii) applied to prepay the Facilities in accordance with Section 2.05(b)(ii)(B) of the Credit Agreement and (iii) thereafter, to the extent that any amount of such insurance payments remains, such remaining amount shall be held by the Collateral Agent in the Collateral Account as additional security for the Secured Obligations of such Grantor. Upon the occurrence and during the continuance of any Event of Default, all insurance payments in respect of such Equipment or Inventory shall be paid to the Collateral Agent and shall, in the Collateral Agent’s sole discretion, (i) be released to the applicable Grantor to be applied as set forth in the first sentence of this subsection (c) or (ii) be held as additional Collateral hereunder or applied as specified in Section 23(b).

Section 13. Post-Closing Changes; Collections on Assigned Agreements, Receivables and Related Contracts. (a) No Grantor will change its name, type of organization, jurisdiction of organization, organizational identification number or location from those set forth in Section 8(a) of this Agreement without first giving at least 10 days’ prior written notice to the Collateral Agent and taking all action required by the Collateral Agent for the purpose of perfecting or protecting the security interest granted by this Agreement. Each Grantor will hold and preserve its records relating to the Collateral, including, without limitation, the Assigned Agreements and Related Contracts, and will permit representatives of the Collateral Agent at any time during normal business hours to inspect and make abstracts from such records and other documents. If any Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the Collateral Agent of such organizational identification number.

(b) Except as otherwise provided in this subsection (b), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Assigned Agreements, Receivables and Related Contracts. In connection with such collections, such Grantor may take such action as such Grantor may deem necessary or advisable to enforce collection of the Assigned Agreements, Receivables and Related Contracts; provided, however, that the Collateral Agent shall have the right at any time after the occurrence and during the continuation of an Event of Default, upon written notice to such Grantor of its intention to do so, (i) to notify the Obligors under any Assigned Agreements, Receivables and Related Contracts of the assignment of such Assigned Agreements, Receivables and Related Contracts to the Collateral Agent and (ii) to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, (iii) upon such notification and at the expense of such Grantor, to enforce collection of any such Assigned Agreements, Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and (iv) to otherwise exercise all rights with respect to such Assigned Agreements, Receivables and Related Contracts, including, without limitation, those set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence, all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Assigned Agreements, Receivables and Related Contracts of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement) to be deposited in the Collateral Account and either (i) released to such Grantor so long as no Event of Default shall have occurred and be continuing or (ii) if any Event of Default shall have occurred and be continuing, applied as provided in the Credit Agreement.

Section 14. As to Intellectual Property Collateral. (a) With respect to each item of its Intellectual Property Collateral, each Grantor agrees to take, at its expense, all commercially reasonable steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority, necessary to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each Patent, Trademark, or Copyright, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings. No Grantor shall, without the written consent of the Collateral Agent, discontinue use of, allow to lapse, or otherwise abandon any Intellectual Property Collateral, or abandon any right to file an application for patent, trademark, or copyright, unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Grantor’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect, in which case, such Grantor will give prompt notice of any such abandonment to the Collateral Agent.

(b) Each Grantor agrees promptly to notify the Collateral Agent if such Grantor becomes aware (i) that any item of the Intellectual Property Collateral may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Grantor’s ownership of any of the Intellectual Property Collateral or its right to register the same or to keep and maintain and enforce the same, or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any item of the Intellectual Property Collateral.

(c) In the event that any Grantor becomes aware that any item of the Intellectual Property Collateral is being infringed or misappropriated by a third party, such Grantor shall promptly notify the Collateral Agent and shall take such actions, at its expense, as such Grantor or the Collateral Agent deems reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property Collateral.

(d) Each Grantor shall use proper statutory notice in connection with its use of each item of its Intellectual Property Collateral.

(e) With respect to its Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit A hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in such

Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

(f) Each Grantor agrees that should it obtain an ownership interest in any item of the type set forth in Section 1(g) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the applicable provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. At the end of each fiscal quarter of the Borrower, each Grantor shall give prompt written notice to the Collateral Agent identifying the After-Acquired Intellectual Property acquired during such fiscal quarter, and such Grantor shall execute and deliver to the Collateral Agent with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit B hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

Section 15. Voting Rights; Dividends; Etc. (a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose; provided, however, that such Grantor will not exercise or refrain from exercising any such right if such action would have a Material Adverse Effect.

(ii) Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that any and all

(A) dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

(B) dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus and

(C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral shall be, and shall be forthwith delivered to the Collateral Agent to hold as, Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

(iii) The Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default:

(i) All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 15(a)(i) shall, upon notice to such Grantor by the Collateral Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 15(a)(ii) shall, upon notice from the Collateral Agent, cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii) All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 15(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary endorsement).

Section 16. [Reserved].

Section 17. As to Letter-of-Credit Rights. (a) Each Grantor, by granting a security interest in its Receivables consisting of letter-of-credit rights to the Collateral Agent, intends to (and hereby does) assign to the Collateral Agent its rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit with a face amount exceeding $250,000 of which it is or hereafter becomes a beneficiary or assignee. Each Grantor will promptly use commercially reasonable efforts to cause the issuer of each letter of credit and each nominated person (if any) with respect thereto to consent to such assignment of the proceeds thereof pursuant to a consent in substantially the form of the Consent to Assignment of Letter of Credit Rights in form and substance satisfactory to the Collateral Agent and deliver written evidence of such consent to the Collateral Agent.

(b) Upon the occurrence of an Event of Default, each Grantor will, promptly upon request by the Collateral Agent, (i) notify (and such Grantor hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (ii) arrange for the Collateral Agent to become the transferee beneficiary of letter of credit.

Section 18. Commercial Tort Claims. Each Grantor will promptly give notice to the Collateral Agent of any commercial tort claim which might reasonably result in awarded damages (less any and all legal and other expenses incurred or reasonably expected to be incurred by such Grantor) in excess of $1,000,000 that may arise after the date hereof and, upon the request of the Collateral Agent, will execute or otherwise authenticate a supplement to this Agreement, and otherwise take all necessary action, to subject such commercial tort claim to the security interest created under this Agreement.

Section 19. Transfers and Other Liens; Additional Shares. (a) Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Credit Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Credit Agreement.

(b) Each Grantor agrees that it will (i) cause each issuer which is a Subsidiary of such Grantor (or, if otherwise, use commercially reasonable efforts to cause such issuer) of the Pledged Equity pledged by such Grantor not to issue any Equity Interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer, except to such Grantor, and (ii) pledge hereunder, immediately upon its acquisition thereof, any and all additional Equity Interests or other securities, other than any of the outstanding capital stock or other Equity Interests of a Foreign Subsidiary of such Grantor in excess of 65% of the voting power of all classes of capital stock or other Equity Interests of such Foreign Subsidiary entitled to vote.

Section 20. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following; provided that the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 20 unless an Event of Default shall have occurred and be continuing:

(a) to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to Section 12,

(b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

(d) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral.

Section 21. Collateral Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 24.

Section 22. The Collateral Agent’s Duties. (a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b) Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

Section 23. Remedies. If any Event of Default shall have occurred and be continuing:

(a) Subject to Sections 10 and 11 hereof and any restriction under applicable law with respect to any FCC License or Local License, the Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given, except as may be required by any applicable regulatory and legal requirements, including any approvals required under the Communications Act, the FCC Rules, the Local Regulations or any other applicable communications laws (the “Required Approvals”). The Collateral Agent may, to the extent permitted under the terms of any Required Approvals, adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Notwithstanding anything herein which may be construed to the contrary, no action shall be taken by the Collateral Agent to enforce its security interest granted hereunder (i) in accordance with this Agreement that requires the consent or approval of the FCC or Local Authorities unless and until all requirements of applicable law, including without limitation, any required approval, or any notification required to be given, under the Communications Act or Local Regulations have been satisfied and (ii) with respect to the FCC Licenses or Local Licenses unless and until an Event of Default exists and all requirements of applicable law, including, without limitation, any required approval, or any notification required to be given, under the Communications Act or Local Regulations, have been satisfied.

(b) Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied as set forth in the Credit Agreement.

(c) The Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

(d) The Collateral Agent may send to each bank, securities intermediary or issuer party to any Deposit Account Control Agreement, Securities/Deposit Account Control Agreement, Securities Account Control Agreement or Uncertificated Security Control Agreement a “Notice of Exclusive Control” as defined in and under such Agreement; provided, however, that until an Event of Default shall have occurred and be continuing, the Collateral Agent will not (i) originate any orders, notices, drafts, withdrawals, requests, directions, entitlement orders or other instructions directing disposition of the funds in, or directing transfer or redemption of the financial assets relating to any Deposit Account Control Agreement, Securities/Deposit Account Control Agreement, Securities Account Control Agreement or Uncertificated Security Control Agreement or (ii) send any such Notice of Exclusive Control under any Deposit Account Control Agreement, Securities/Deposit Account Control Agreement, Securities Account Control Agreement or Uncertificated Security Control Agreement terminating the rights of such Grantor to originate any orders, notices, drafts, withdrawals, requests, directions, entitlement orders or other instructions directing disposition of the funds in, or directing transfer or redemption of the financial assets relating to any Deposit Account Control Agreement, Securities/Deposit Account Control Agreement, Securities Account Control Agreement or Uncertificated Security Control Agreement; provided further that, with respect to any such notice described in clause (i) or (ii) above, the Collateral Agent will, promptly after receiving a certificate duly executed by the Chief Executive Officer or Chief Financial Officer of the Borrower certifying that the Event of Default that permitted the giving of such notice has been cured or otherwise is no longer continuing, revoke such notice.

(e) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Collateral Agent or its designee such Grantor’s know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

(f) Any payment received by the Collateral Agent in respect of the proceeds of any RTFC patronage capital allocation pursuant to this Security Agreement shall, notwithstanding anything in this Agreement or any other Loan Document to the contrary, be paid to RTFC (and not to any other Secured Party) until the principal of any interest on, and all other amounts payable in respect of, the Revolving Credit Advances payable to RTFC shall have been paid in full.

Section 24. Indemnity and Expenses. (a) Each Grantor agrees to indemnify, defend and save and hold harmless each Secured Party and their respective officers, directors, employees and agents, to the same extent and on the same terms as set forth in Section 10.04(b) of the Credit Agreement.

(b) Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, to the same extent and on the same terms as set forth in Section 10.04(a) of the Credit Agreement.

Section 25. Amendments; Waivers; Additional Grantors; Etc. (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b) Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit C hereto (each a “Security Agreement Supplement”), such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, each reference in this Agreement and the other Loan Documents to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement.

Section 26. Notices, Etc. All notices and other communications provided for hereunder shall be either (i) in writing (including telegraphic, telecopier or telex communication) and mailed, telegraphed, telecopied, telexed or otherwise delivered or (ii) by electronic mail (if electronic mail addresses are designated as provided below) confirmed immediately in writing, in the case of the Borrower or any other Grantor, to the Borrower at its address at 103 South Fifth Street, Mebane, North Carolina 27302, Attention: Chief Financial Officer, Fax: (919) 563-4993, E-mail address: sunup@madisonriver.net (with a copy to the attention of the General Counsel at the same address); in the case of the Collateral Agent, at its address at 745 Seventh Avenue, New York, New York 10019; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, telegraphed, telecopied, e-mailed or delivered, be effective (i) in the event of mail, five Business Days after such notice or other communication is deposited in the mails and (ii) in the event of telegraph, telecopy, e-mail or delivery, upon confirmation of transmission or delivery, except that (x) notices and other communications to the Collateral Agent shall not be effective until received by the Collateral Agent and (y) notices and communications specifying a notice address for any party to this Agreement shall not be effective with respect to any other party to this Agreement until received by such other party. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.

Section 27. Continuing Security Interest; Assignments under the Credit Agreement . This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Secured Obligations, (ii) the Termination Date and (iii) the termination or expiration of all Letters of Credit and all Secured Hedge Agreements, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case to the extent permitted by and as provided in Section 10.07 of the Credit Agreement.

Section 28. Release; Termination. (a) (i) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor in accordance with the terms of the Loan Documents, (x) the security interests created hereby in such Collateral shall automatically terminate and (y) the Collateral Agent, at the request and sole expense of such Grantor’s expense, shall promptly execute and deliver to such Grantor all releases or other documents, and take such other actions, in each case as are reasonably necessary to evidence such automatic release of the security interests created hereby in such Collateral; (ii) at the request and sole expense of the Borrower, in the event that a Grantor ceases to be a Designated Subsidiary as a result of a sale, transfer or other disposition of all of the Equity Interests in such Grantor in a transaction permitted by the Credit Agreement, such Grantor shall be automatically released from its obligations hereunder and any security interest in any Collateral granted hereunder by such Grantor to the Collateral Agent shall be automatically released and, in that connection, the Collateral Agent shall take all actions reasonably necessary to evidence such automatic release of such obligations and security interests; provided, however, that in each case under clause (i) and (ii) above, the Borrower shall have delivered to the Collateral Agent, at least three Business Days prior to the date of the proposed release, a written request for such release describing (A) if applicable, the Grantor to be released from its obligations hereunder and (B) the item of Collateral to be released, together with a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents and (C) the proceeds of any such sale, lease, transfer or other disposition, if any, that are required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.05 of the Credit Agreement.

(b) Upon the latest of (i) the payment in full in cash of the Secured Obligations, (ii) the Termination Date and (iii) the termination or expiration of all Letters of Credit and all Secured Hedge Agreements, the pledge and security interest granted hereby shall automatically terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

Section 29. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

Section 30. Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. To the extent permitted by applicable law, each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

Section 31. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

MADISON RIVER CAPITAL, LLC
MADISON RIVER TELEPHONE COMPANY LLC
MADISON RIVER COMMUNICATIONS, LLC
MADISON RIVER FINANCE CORP.
MADISON RIVER HOLDINGS CORP.

By	/s/ J. STEPHEN VANDERWOUDE
Name:	J. Stephen Vanderwoude
Title:	Chairman and Chief Executive Officer

LEHMAN COMMERCIAL PAPER INC., as Collateral Agent

By	/s/ DIANE ALBANESE
Name:	Diane Albanese
Title:	Authorized Signatory

Exhibit A to the Security Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

Exhibit B to the

Security Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT

2

Exhibit C to the

Security Agreement

FORM OF SECURITY AGREEMENT SUPPLEMENT

3